Exhibit 99.1

News Release

Brooke Credit Corporation Increases Lending Facility to $150 Million

OVERLAND PARK, KS, August 30, 2007 – Brooke Credit Corporation (OTC Bulletin Board: BRCR, BRCRW, BRCRU) today announced that its lending facility with DZ Bank AG Deutsche Zentral-Genossenschaftsbank (DZ Bank) has been increased from $80 million to $150 million. This lending facility is used to temporarily fund loans originated by the Company until they are eventually securitized.

In addition to the increase provided by DZ Bank, the Company also received pricing reductions of approximately 30 basis points on the first $80 million advanced on the facility and 50 basis points on the remaining $70 million advanced. As of this date, the entire amount of the credit facility is available for utilization as no amounts are currently outstanding.

Michael Lowry, President and Chief Executive Officer noted, “We would like to express our appreciation to DZ Bank for its continued confidence and support of our organization and its lending programs. The increase in this facility is timely, as we continue to experience strong demand for our lending products, primarily senior secured acquisition loans for insurance related businesses and funeral homes. We believe that the DZ facility will provide additional capital to accommodate our continued loan portfolio growth for the remainder of 2007.”

Mr. Lowry continued, “This expansion further increases the capacity we currently enjoy through our other credit facilities and network of more than 150 banks that purchase our loans on a wholesale and pooled basis.”

About the Company… Brooke Credit is a specialty finance company that originates loans to insurance agencies and related businesses. Brooke Credit’s loan portfolio balances totaled approximately $593.4 million on June 30, 2007. Loans have been mostly sold as individual loans to participating lenders or as pooled loans to investors through asset-backed securitizations. Brooke Corporation (NASDAQ: BXXX) is Brooke Credit’s largest shareholder, owning approximately 62 percent of Brooke Credit.

This press release contains forward-looking statements. All forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: the uncertainty that the Company will achieve its short-term and long-term profitability and growth goals, uncertainties associated with market acceptance of and demand for the Company’s products and services, the impact of competitive products and pricing, the dependence on third-party suppliers and their pricing, its ability to meet product demand, the availability of funding sources, the exposure to market risks, uncertainties associated with the development of technology, changes in the law and in economic, political and regulatory environments, changes in management, the dependence on intellectual property rights, the effectiveness of internal controls, and risks and factors described from time to time in reports and registration statements filed by the Company with the Securities and Exchange Commission. A more complete description of the Company’s business is provided in the Company’s reports and registration statements, which are available from the Company without charge or at www.sec.gov.

Contact Info:

Brooke Credit Corporation

Anita Larson, Chairman

913-661-0123

anita.larson@brookeagent.com

Investor Relations Counsel

The Equity Group, Inc

Adam Prior, Vice President

212-836-9606

aprior@equityny.com